Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

ORRSTOWN FINANCIAL SERVICES, INC.

and

THE FIRST NATIONAL BANK OF NEWPORT

November 21, 2005

- i -

- ii -

EXHIBITS:

Exhibit 1	–	Form of Plan of Merger
Exhibit 2	-	Form of Affiliates Letter
Exhibit 3	-	Form of Tax Opinion
Exhibit 4	-	Form of Opinion of FNB Counsel
Exhibit 5	–	Form of Employment Agreement – Peter C. Zimmerman
Exhibit 6	–	Form of Employment Agreement – Michael D. Amsler

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 21, 2005, is made by and between ORRSTOWN FINANCIAL SERVICES, INC. (“Orrstown”), a Pennsylvania corporation having its principal place of business in Shippensburg, Pennsylvania, and THE FIRST NATIONAL BANK OF NEWPORT (“FNB”), a national banking association having its principal place of business in Newport, Pennsylvania.

BACKGROUND

1. Orrstown and FNB desire for Orrstown to acquire FNB as a wholly-owned subsidiary of Orrstown, in accordance with the terms set forth herein.

2. To accomplish the reorganization contemplated hereby, the parties desire for FNB to merge with and into Interim Bank, a bank to be formed as a wholly-owned subsidiary of Orrstown (the “Interim Bank”) with Interim Bank surviving the merger, such merger to be in accordance with the Plan of Merger (as hereinafter defined).

3. Orrstown and FNB desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 - Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given that term in Section 4.06 of this Agreement.

Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Agreement means this Agreement and Plan of Reorganization, together with the exhibits referenced herein, and any amendment or supplement hereto.

Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.

Average Final Price means the Orrstown Market Value as of the Effective Date.

Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

Benefits Schedule has the meaning given to that term in Section 2.18.

Boenning has the meaning given to that term in Section 2.13.

Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.

Cash Consideration has the meaning given that term in Section 1.03(e)(iv).

Closing Date means the date determined by Orrstown, in its sole discretion, upon five (5) days prior written notice to FNB, but in no event later than the end of the calendar quarter beginning thirty (30) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Orrstown and FNB shall agree.

Common Stock Exchange Ratio shall have the meaning given that term in Section 1.03(e)(iv).

CRA means the Community Reinvestment Act.

Effective Date means the date specified in the Plan of Merger which may be the same as the Closing Date.

Effective Time means the time specified in the Plan of Merger for the effectiveness of the Merger.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent shall have the meaning given that term in Section 1.03(f)(i).

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

FNB Certificates has the meaning given to that term in Section 1.03(f)(iii).

FNB Common Stock means the common stock of FNB described in Section 2.02(a).

FNB Disclosure Schedule means a disclosure schedule delivered by FNB to Orrstown pursuant to this Agreement.

FNB Financials means (i) the annual audited financial statements of FNB as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of FNB as of each calendar quarter thereafter, delivered to Orrstown by FNB.

FNB Regulatory Reports means the annual or quarterly reports, and accompanying schedules, of FNB filed with any Regulatory Authority for each calendar quarter from December 31, 2004 through the Closing Date.

FNB Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by FNB, except any association the stock or equity of which is held in the ordinary course of the lending activities of FNB.

FLSA means the Fair Labor Standards Act of 1938.

GAAP means generally accepted accounting principles as in effect at the relevant date.

Interim Bank has the meaning given that term in the Background section of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator.

Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.

Material Adverse Effect shall mean, with respect to Orrstown or FNB, as the case may be, any effect that is material and adverse to its assets, financial condition, results of operations or prospects on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (a) any change in the value of the respective investment and loan portfolios of Orrstown or FNB resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party; and (f) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Orrstown or FNB, as the case may be.

Merger means the merger of FNB with and into Interim Bank, with Interim Bank surviving such merger, as contemplated by this Agreement and set forth in the Plan of Merger.

Merger Consideration means the Cash Consideration and the Stock Consideration.

National Bank Act means 12 U.S.C. Section 1, et seq.

OCC means the Office of the Comptroller of the Currency.

Orrstown Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Orrstown Disclosure Schedule means a disclosure schedule delivered by Orrstown to FNB pursuant to this Agreement.

Orrstown Financials means (i) the annual audited consolidated financial statements of Orrstown as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of Orrstown as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by Orrstown.

Orrstown Market Price means, as of any date, the average of the daily high bid and low offer quotations for a share of Orrstown Common Stock, as reported on the National Association of Security Dealers, Inc.’s OTC Bulletin Board service. If no bid or offer quotations are available for any date, then the Orrstown Market Price for such date shall be the price of the last trade reported for the shares of Orrstown Common Stock on the OTC Bulletin Board service.

Orrstown Market Value means, as of any date, the average of the Orrstown Market Prices for the sixty (60) consecutive trading days ending on the trading day which is five (5) Business Days immediately prior to the date as of which the Orrstown Market Value is determined.

Orrstown Regulatory Reports means the annual reports of Orrstown or Orrstown Bank, as the case may be, filed with the Federal Reserve Board, or the PDB from December 31, 2004 through the Closing Date.

Orrstown Subsidiaries means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Orrstown, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Plan of Merger means the plan of merger to be entered into between FNB and Interim Bank pursuant to this Agreement, providing for the merger of FNB with and into Interim Bank, with Interim Bank surviving the merger, substantially in the form attached hereto as Exhibit 1.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of FNB Common Stock in connection with the transactions contemplated by this Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Orrstown Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.09 of this Agreement.

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OCC, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Stock Consideration shall have the meaning given that term in Section 1.03(e)(iv).

Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

Surviving Bank has the meaning given to that term in Section 1.03(b).

Section 1.02 – The Interim Bank. Orrstown shall organize Interim Bank under the National Bank Act as a wholly-owned subsidiary of Orrstown. Orrstown shall cause Interim Bank to enter into the Plan of Merger with FNB reflecting the terms of this Agreement and as required under the National Bank Act.

Section 1.03 - The Merger.

(a) Closing. The closing will take place at the offices of Rhoads & Sinon LLP, counsel to Orrstown, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date.

(b) The Merger.

(i) Subject to the terms and conditions of this Agreement, on the Effective Date: FNB shall merge with and into Interim Bank; the separate existence of FNB shall cease; Interim Bank shall be the surviving bank in the Merger and shall continue to exist as a separate and distinct entity (Interim Bank, as the surviving bank in the Merger, is sometimes referred to herein as the “Surviving Bank”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of FNB shall be taken and deemed to be transferred to and vested in Interim Bank, as the surviving bank in the Merger, without further act or deed; all debts, liabilities and duties of each of FNB and Interim Bank shall thereafter be the responsibility of Interim Bank as the surviving institution, all in accordance with the applicable Laws.

(ii) Orrstown may, with FNB’s consent (which shall not be unreasonably withheld, conditioned or delayed), at any time prior to the Effective Time change the method of effecting the merger with FNB (including without limitation, the provisions of this Article I), if and to the extent that it deems such change to be necessary, appropriate or desirable, provided, however, that no such change shall (A) alter or change the amount of Merger Consideration to be issued to holders of FNB Common Stock as provided for in this Agreement, (B) cause the transaction not to qualify as a reorganization under Section 368 of the IRC, or (C) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties shall appropriately amend this Agreement, the Plan of Merger and any other related documents to reflect any such revised structure or method.

(iii) As a result of the Merger, the Surviving Bank shall be a wholly-owned operating subsidiary of Orrstown subject to the provisions of this Section 1.03(b). If consistent with the on-going business needs of Orrstown, Orrstown shall continue the separate corporate existence of the Surviving Bank as an operating bank subsidiary for a period not less than three (3) years following the Effective Date, or until such time as the boards of directors of Orrstown and the Surviving Bank mutually determine otherwise.

(c) Interim Bank’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Interim Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of the Surviving Bank, as the surviving bank in the Merger, until thereafter altered, amended or repealed; provided, however, that the name of the Surviving Bank shall be changed to “The First National Bank of Newport.”

(d) Board of Directors and Officers of the Surviving Bank.

(i) On the Effective Date, the board of directors of the Surviving Bank shall consist of (A) each person holding such office of FNB immediately prior to the Effective Date, provided such person executed, delivered and, as of the Effective Date, fully complied with the terms and conditions of the Letter Agreement and (B) Kenneth R. Shoemaker. Each person serving on the board of directors of the Surviving Bank immediately following the Effective Date shall, provided such person continues to satisfy the requirements of FNB’s bylaws in effect prior to the Effective Date (including any mandatory retirement or age limitations contained therein), and absent a breach of such director’s fiduciary duty to the Surviving Bank, or any other duty such director otherwise may have to Orrstown, be nominated and recommended by the board of directors of Orrstown to serve three (3) successive one (1) year terms as a director of the Surviving Bank and to serve until his successor has been duly elected, qualified and appointed.

(ii) For a period of three (3) years following the Effective Date, each non-employee member of the Surviving Bank’s board of directors who remains a member of the Surviving Bank’s board of directors after the Effective Date, shall be paid for services as such an annual fee of $9,000 to be paid in quarterly installments, plus $250 for each regular board meeting attended, not to exceed twelve (12) such meetings in any calendar year, plus $100 for each board committee meeting attended.

(iii) Orrstown, from time to time, in its discretion, may designate one or more non-voting observers to attend and participate in meetings of the Surviving Bank’s board of directors and committees of such board of directors.

(iv) On the Effective Date, the officers of FNB duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank.

(e) Effect on FNB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Orrstown, the Interim Bank, FNB or the holders of any of the following securities, the following shall occur:

(i) Outstanding Orrstown Common Stock. Each share of Orrstown Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Orrstown Common Stock. Shares of Orrstown Common Stock owned by FNB (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Orrstown.

(ii) Outstanding Interim Bank Common Stock. Each share of common stock of Interim Bank (the “Interim Bank Common Stock”) outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Bank.

(iii) Cancellation of Certain Common Stock. Each share of FNB Common Stock that is owned by Orrstown, by FNB as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iv) Conversion of FNB Common Stock. Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section

1.03(e)(iii) and shares with respect to which the holder thereof duly exercises the right to dissent, if any, under applicable law) shall be converted into the right to receive (x) $22.20 in cash (the “Cash Consideration”) and (y) 1.75 shares of validly issued, fully paid and nonassessable shares of Orrstown Common Stock (the “Stock Consideration”), subject to adjustment as provided in Section 1.03(g) (the “Common Stock Exchange Ratio”).

(v) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Orrstown Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former FNB shareholder who would otherwise be entitled to receive a fraction of a share of Orrstown Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

(vi) The outstanding shares of FNB Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting FNB Shares”) pursuant to Section 215a of the National Bank Act and have not effectively withdrawn or lost their dissenters’ rights under the National Bank Act, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Section 215a of the National Bank Act. If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right the Dissenting FNB Shares held by such holder shall thereupon be treated as though such Dissenting FNB Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.03(e)(iv) hereof. All payments in respect of Dissenting FNB Shares, if any, will be made by Orrstown.

(f) Surrender and Exchange of FNB Stock Certificates.

(i) Exchange Agent. Prior to the Effective Time, Orrstown shall appoint its transfer agent or a bank or trust company, which may include Orrstown Bank, as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Cash Consideration and the Stock Consideration.

(ii) Exchange Fund. At or prior to the Effective Time, Orrstown shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FNB Common Stock, sufficient cash and certificates representing shares of Orrstown Common Stock to make all payments and deliveries to shareholders of FNB pursuant to Section 1.03(e) (iv) and (v). Any cash and certificates for Orrstown Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Orrstown shall cause the Exchange Agent to mail to each record holder of a certificate that immediately prior to the Effective Time represented issued and outstanding shares of FNB Common Stock (the “FNB Certificates”) a letter of transmittal which shall specify that delivery of the FNB Certificates shall be effected, and risk of loss and title to the FNB Certificates shall pass, only upon delivery of the FNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Orrstown may reasonably specify and instructions for effecting the surrender of such FNB Certificates in exchange for the Merger Consideration. Upon surrender of a FNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FNB Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Orrstown Common Stock that such holder has the right to receive pursuant to Section 1.03(e) (iv) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.03(e) (iv) and (v). No interest will be paid or will accrue on any cash payment pursuant to Section 1.03(e) (iv) and (v). In the event of a transfer of ownership of FNB Common Stock which is not registered in the transfer records of FNB, a certificate representing, in the aggregate, the proper number of shares of Orrstown Common Stock and/or a check in the proper amount pursuant to Section 1.03(e) (iv) and (v) may be issued with respect to such FNB Common Stock, as the case may be, to such a transferee if the FNB Certificate formerly representing such shares of FNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Orrstown Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered FNB Certificate with respect to the shares of Orrstown Common Stock that such FNB Certificate holder would be entitled to receive upon surrender of such FNB Certificate until such holder shall surrender such FNB Certificate in accordance with Section 1.03(f)(iii). Subject to the effect of applicable laws, following surrender of any such FNB Certificate, there shall be paid to such holder of shares of Orrstown Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Orrstown Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Orrstown Common Stock.

(v) No Further Ownership Rights. All shares of Orrstown Common Stock issued and cash paid upon conversion of shares of FNB Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of FNB Common Stock.

(vi) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of FNB Certificates for twelve (12) months after the Effective Date shall be delivered to Orrstown or otherwise on the instructions of Orrstown and any holders of the FNB Certificates who have not previously complied with this Section 1.03(f) shall thereafter look only to Orrstown for the Merger Consideration with respect to the shares of FNB Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.03(e)(iv), any cash in lieu of fractional shares of Orrstown Common Stock to which such holders are entitled pursuant to Section 1.03(e)(v) and any dividends or distributions with respect to shares of Orrstown Common Stock to which such holders are entitled pursuant to Section 1.03(f)(iv).

(vii) No Liability. None of Orrstown, FNB, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Orrstown; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be payable to Orrstown.

(ix) Lost Certificates. If any FNB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FNB Certificate to be lost, stolen or destroyed and, if required by Orrstown the posting by such Person of a bond in such reasonable amount as Orrstown may direct as indemnity against any claim that may be made against it with respect to such FNB Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed FNB Certificate the applicable Merger Consideration with respect to the shares of FNB Common Stock formerly represented thereby, any cash in lieu of fractional shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(e)(v), and any dividends or other distributions on shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(f)(iv).

(x) Withholding Rights Orrstown shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FNB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Orrstown, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FNB Common Stock in respect of which such deduction and withholding was made by Orrstown.

(xi) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of FNB with respect to FNB Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of FNB of shares of FNB Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of FNB Certificates shall cease to have any rights with respect to such shares of FNB Common Stock, formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any FNB Certificates presented to the Exchange Agent or Orrstown for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of FNB Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(e)(v), and any dividends or other distributions on shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(f)(iv).

(g) Anti-Dilution Provisions. If Orrstown shall, at any time before the Effective Date, (A) declare a dividend in shares of Orrstown Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of Orrstown Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Orrstown Common Stock, or (D) reclassify the shares of Orrstown Common Stock, then, in any such event, the number of shares of Orrstown Common Stock to be delivered to FNB shareholders who are entitled to receive shares of Orrstown Common Stock in exchange for shares of FNB Common Stock shall be adjusted so that each FNB shareholder shall be entitled to receive such number of shares of Orrstown Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Orrstown declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Orrstown enters into an agreement pursuant to which shares of Orrstown Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each FNB shareholder entitled to receive shares of Orrstown Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FNB

FNB hereby represents and warrants to Orrstown that, except as specifically set forth in the FNB Disclosure Schedule delivered to Orrstown by FNB on the date hereof:

Section 2.01 - Organization.

(a) FNB is a national banking association duly organized and validly existing under the federal laws of the United States. FNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNB is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FNB.

(b) There are no FNB Subsidiaries.

(c) The deposits of FNB are insured by the FDIC to the fullest extent provided in the FDIA.

(d) The respective minute books of FNB accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

(e) Prior to the date of this Agreement, FNB has delivered to Orrstown true and correct copies of the articles of association and bylaws of FNB as in effect on the date hereof.

Section 2.02 - Capitalization.

(a) The authorized capital stock of FNB consists exclusively of 1,000,000 authorized shares of common stock, $2.00 par value (“FNB Common Stock”), of which 400,000 shares are outstanding, validly issued, fully paid and nonassessable. No shares of FNB Common Stock were issued in violation of any preemptive rights. FNB neither has nor is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of FNB or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of FNB.

(b) Except as set forth in the FNB Disclosure Schedule, FNB does not own any equity interest, directly or indirectly, in any other association or controls any other company, except for equity interests held in the investment portfolios of FNB, equity interests held by FNB in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FNB. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FNB with respect to any other company’s capital stock or the equity of any other person.

(c) To the best of FNB’s knowledge, except as set forth in the FNB Disclosure Schedule, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNB Common Stock.

Section 2.03 - Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by FNB and the completion by FNB of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the Board of Directors of FNB in office at the time of the approval, at a meeting duly called and held, and, except for approval by the shareholders of FNB as required by the National Bank Act, FNB’s articles of association and bylaws, no other corporate proceedings on the part of FNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and, subject to (i) approval of the shareholders of FNB as required under by the National Bank Act, FNB’s articles of association and by-laws and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by FNB, will constitute the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (A) The execution and delivery of this Agreement and the Plan of Merger by FNB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNB’s and Orrstown’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (C) compliance by FNB with any of the terms or provisions hereof or of the Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of association or bylaws of FNB; (ii) violate any Law applicable to FNB or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FNB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNB.

Section 2.04 - Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FNB under the National Bank Act, FNB’s articles of association and bylaws, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by FNB of the transactions contemplated hereby or by the Plan of Merger. As of the date hereof, FNB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FNB’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05 - Financial Statements.

(a) FNB has previously delivered to Orrstown the FNB Regulatory Reports filed through October 31, 2005 and will deliver to Orrstown the FNB Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available. The FNB Regulatory Reports have been, or with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or with respect to those not yet prepared, will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of FNB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) FNB has previously delivered to Orrstown the FNB Financials through October 31, 2005 and will deliver to Orrstown the FNB Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The FNB Financials have been, or with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or with respect to those not yet prepared, will fairly present, the financial position, results of operations and cash flows of FNB as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c) At the date of each balance sheet included in the FNB Financials or the FNB Regulatory Reports, FNB had no liabilities, obligations or loss contingencies of any nature

(whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNB Financials or FNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06 - Taxes. FNB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FNB on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FNB by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to FNB.

Section 2.07 - No Material Adverse Effect. FNB has not suffered any Material Adverse Effect since September 30, 2005.

Section 2.08 - Contracts.

(a) Except for this Agreement, or as described in the FNB Disclosure Schedule, FNB is not a party to or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(5)(10) of the SEC’s Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FNB, except for oral “at will” arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FNB; (v) any collective bargaining agreement with any labor union relating to employees of FNB; (vi) any agreement which by its terms limits the payment of dividends by FNB; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Orrstown or any Orrstown Subsidiary; (viii) any contract (other than this Agreement) limiting the freedom of FNB to engage in any type of banking or bank-related or other business permissible under law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; or (x) any contract or agreement pursuant to which FNB is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by FNB without penalty upon ninety days or less notice.

(b) Except as set forth in the FNB Disclosure Schedule, FNB does not lease any real property. The FNB Disclosure Schedule describes in reasonable detail each such lease, including the term and rent due thereunder and FNB has delivered to Orrstown true, correct and complete copies of all such leases. None of such leases are currently in default and FNB has not received notice of, or has knowledge of, a proposed non-renewal of any of said leases. Each real estate lease that may require the consent of the lessor or its agent to the Merger by reason of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in the FNB Disclosure Schedule identifying the section of the lease that contains such prohibition or restriction.

(c) Except as set forth in the FNB Disclosure Schedule, FNB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(d) True and correct copies of “material contracts,” leases, agreements, plans, arrangements and instruments referred to in Section 2.08(a) and 2.08(b) have been provided to Orrstown on or before the date hereof, are listed on the FNB Disclosure Schedule and are in full force and effect on the date hereof and neither FNB nor, to the knowledge of FNB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default in any respect under any term of, any such contract, lease, plan, arrangement or instrument. Except as set forth in the FNB Disclosure Schedule, (i) no party to any “material contract,” lease, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of FNB, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FNB is a party or under which FNB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNB absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FNB to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock.

Section 2.09 - Ownership of Property; Insurance Coverage.

(a) FNB has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FNB in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNB Regulatory Reports and in the FNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FNB, as lessee, has the right under valid and subsisting leases of real and personal properties used by FNB in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FNB Financials.

(b) With respect to all agreements pursuant to which FNB has purchased securities subject to an agreement to resell, if any, FNB has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) FNB currently maintains insurance considered by FNB to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. FNB has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FNB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FNB has received each type of insurance coverage for which it has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

Section 2.10 - Legal Proceedings. Except as set forth in the FNB Disclosure Schedule, FNB is not a party to any, and there are no pending or, to the best of FNB’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNB, (ii) to which FNB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNB to perform under this Agreement.

Section 2.11 - Compliance With Applicable Law.

(a) FNB holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, all applicable Laws relating to it.

(b) Except as disclosed on the FNB Disclosure Schedule, (i) FNB is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to FNB, or required or threatened to require FNB to enter into a cease and desist order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of FNB, including without limitation any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). FNB has not consented to or entered into any Regulatory Agreement. FNB has no reason to believe that it will not receive regulatory approval for the Merger. FNB has no reason to believe that the most recent examination of FNB conducted by the OCC will result in the identification of any matters requiring the attention of FNB that could reasonably be expected to result in a Material Adverse Effect as to FNB. FNB received a rating of “satisfactory” in connection with its last CRA examination.

Section 2.12 - ERISA. FNB has previously delivered to Orrstown true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FNB Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FNB, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither FNB, nor any pension plan maintained or previously maintained by FNB, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. FNB has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), of FNB comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FNB which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC. FNB provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

Section 2.13 - Brokers, Finders and Financial Advisors; Fairness Opinion. Except for FNB’s engagement of Boenning and Scattergood, Inc. (“Boenning”) in connection with transactions contemplated by this Agreement, neither FNB, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the FNB Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FNB Financials. The FNB Disclosure Schedule contains as an exhibit the engagement letter between FNB and Boenning. Boenning has provided FNB with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of FNB, the Merger Consideration is fair to shareholders of FNB from a financial point of view.

Section 2.14 - Environmental Matters.

(a) To the knowledge of FNB, except as set forth on the FNB Disclosure Schedule, neither FNB, nor any properties now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FNB, threatened, relating to the liability of any property owned or operated by FNB under any Environmental Law.

(b) Except as set forth on the FNB Disclosure Schedule, to the knowledge of FNB, no property, now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FNB for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

(c) Except as set forth on the FNB Disclosure Schedule, to the knowledge of FNB, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.

Section 2.15 - Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the FNB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FNB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 2.16 - Information to be Supplied. The information to be supplied by FNB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and up to and including the date of the meeting of shareholders of FNB to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FNB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 2.17 - Related Party Transactions. Except as disclosed in the footnotes to the FNB Financials, or in the FNB Disclosure Schedule, FNB is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of FNB. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of FNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. FNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNB is inappropriate.

Section 2.18 - Schedule of Termination Benefits. The FNB Disclosure Schedule includes a schedule of the present value as of December 31, 2005 of the maximum amount of termination benefits and related payments which would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by FNB for the benefit of executive officers or directors of FNB (the “Benefits Schedule”), assuming that the Closing Date occurs on December 31, 2005 and that the employment of such individuals terminates immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in FNB Disclosure Schedule, as of the date of this Agreement, no FNB director or executive officer had deferred any compensation accrued by FNB.

Section 2.19 - Loans.

(a) Each loan reflected as an asset in the FNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on FNB.

(b) The FNB Disclosure Schedule includes a list of (i) all outstanding commercial relationships, i.e., commercial loans, commercial loan commitments and commercial letters of credit, of FNB in excess of $500,000, (ii) all loans of FNB classified by FNB or any regulatory authority as “Other Loans Specially Mentioned,” “Monitor,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or other classifications of similar import (iii) all commercial and mortgage loans of FNB classified as “non-accrual,” and (iv) all commercial loans of FNB classified as “in substance foreclosed.”

Section 2.20 - Takeover Laws. FNB has taken all action required to be taken by it in order to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover provisions in the FNB articles of association or bylaws or under the National Bank Act.

Section 2.21 - Labor and Employment Matters. To the knowledge of FNB, neither FNB, nor any facilities owned or operated by FNB has been or is in violation of or is liable under any Labor and Employment Law. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of FNB threatened, relating to the liability of FNB under any Labor and Employment Law.

Section 2.22– Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Except as set forth in the FNB Disclosure Schedule, FNB is not aware of, been advised of, or have reason to believe, that any facts or circumstances exist which would cause FNB (a) to be deemed not to be in satisfactory compliance in any respect with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FNB pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of FNB has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

Section 2.23 - Quality of Representations. The representations made by FNB in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ORRSTOWN

Orrstown hereby represents and warrants to FNB that, except as set forth in the Orrstown Disclosure Schedule delivered by Orrstown to FNB on or prior to the date hereof:

Section 3.01 - Organization.

(a) Orrstown is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Orrstown is duly registered as a bank holding company under the Bank Holding Company Act. Orrstown has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Orrstown Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Orrstown nor any Orrstown Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Orrstown Bank, a wholly-owned subsidiary of Orrstown, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Orrstown Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c) The deposits of Orrstown Bank are insured by the FDIC to the fullest extent provided in the FDIA.

(d) The respective minute books of Orrstown and Orrstown Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the execution of this Agreement, Orrstown has delivered to FNB true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of Orrstown and Orrstown Bank, respectively, as in effect on the date hereof.

Section 3.02 - Capital Structure.

(a) The authorized capital stock of Orrstown consists of (a) 50,000,000 shares of common stock, no par value (“Orrstown Common Stock”), of which, at the date of this Agreement, nine (9) shares were issued and held by Orrstown as treasury stock and 5,429,808 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 500,000 shares of preferred stock, par value $1.25 per share, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Orrstown Common Stock were issued in violation of any preemptive rights. As of the date of this Agreement, Orrstown has no Rights authorized, issued or outstanding, other than (i) options to acquire shares of Orrstown Common Stock authorized under Orrstown’s employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in Orrstown’s Securities Documents.

(b) To the best of Orrstown’s knowledge as of the date of this Agreement, except as disclosed in Orrstown’s proxy statement dated April 5, 2005, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Orrstown Common Stock.

(c) Orrstown owns all of the capital stock of Orrstown Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Orrstown or Orrstown Bank owns all of its shares of capital stock of each other Orrstown Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Orrstown Subsidiaries, or as set forth in the Orrstown Disclosure Schedule, Orrstown does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of Orrstown Subsidiaries, equity interests held by Orrstown Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Orrstown Subsidiaries.

Section 3.03 - Authority; No Violation.

(a) Orrstown has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Orrstown and the completion by Orrstown of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Orrstown, and no other corporate proceedings on the part of Orrstown are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Orrstown and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof and any required shareholder approvals, constitutes the valid and binding obligation of Orrstown, enforceable against Orrstown in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by Interim Bank, will constitute the valid and binding obligation of Interim Bank, enforceable against Interim Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (A) The execution and delivery of this Agreement by Orrstown, (B) the execution and delivery of the Plan of Merger by Interim Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNB’s and Orrstown’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Orrstown with any of the terms or provisions of this Agreement or of the Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Orrstown or any Orrstown Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Orrstown or any Orrstown Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Orrstown under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Orrstown is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Orrstown.

Section 3.04 - Consents. Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the OCC, the PDB, the FDIC, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of the Plan of Merger by Orrstown as sole shareholder of Interim Bank, and by the Interim Bank board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Orrstown or the Plan of Merger by Interim Bank, and (b) the completion by Orrstown of the transactions contemplated hereby or by Interim Bank of the Merger. Orrstown has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Orrstown’s or Interim Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 - Financial Statements.

(a) Orrstown has made the Orrstown Regulatory Reports through October 31, 2005 available to FNB for inspection and will make the Orrstown Regulatory Reports for any dates or periods after October 31, 2005 through the Closing Date available to FNB for inspection as soon as they are available. The Orrstown Regulatory Reports have been, or, with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will, with respect to those not yet prepared, fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Orrstown as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) Orrstown has previously delivered to FNB the Orrstown Financials through October 31, 2005 and will deliver to FNB the Orrstown Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Orrstown Financials have been, or, with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Orrstown Financials, except as noted therein and fairly present, or will, with respect to those not yet prepared, fairly present, the consolidated financial position, results of operations and cash flows of Orrstown as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Orrstown Financials, except as noted therein.

(c) At the date of each balance sheet included in the Orrstown Financials or Orrstown Regulatory Reports, Orrstown did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Orrstown Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06 - Taxes. Orrstown and the Orrstown Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Orrstown has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Orrstown and all Orrstown Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Orrstown and any Orrstown Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 3.07 - No Material Adverse Effect. Orrstown has not suffered any Material Adverse Effect since September 30, 2005.

Section 3.08 - Legal Proceedings. Neither Orrstown nor any Orrstown Subsidiary is a party to any, and there are no pending or, to the best of Orrstown’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Orrstown or any Orrstown Subsidiary, (ii) to which Orrstown’s or any Orrstown Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Orrstown to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Orrstown.

Section 3.09 - Compliance With Applicable Law.

(a) Orrstown and the Orrstown Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Orrstown.

(b) (i) To Orrstown’s knowledge, Orrstown and each Orrstown Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Orrstown or any Orrstown Subsidiary or required or threatened to require Orrstown or any Orrstown Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of Orrstown or any Orrstown Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Orrstown Bank received a rating of “satisfactory” in connection with its last CRA examination.

Section 3.10 - ERISA. To the knowledge of Orrstown, neither Orrstown, any Orrstown Subsidiary, nor any pension plan maintained or previously maintained by Orrstown or any Orrstown Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the knowledge of Orrstown, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, to the knowledge of Orrstown, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. To the knowledge of Orrstown, neither Orrstown nor any Orrstown Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. To the knowledge of Orrstown, all “employee benefit plans,” as defined in ERISA Section 3(3), of Orrstown comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the knowledge of Orrstown, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Orrstown or any Orrstown Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.

Section 3.11 – Environmental Matters. Except as set forth on the Orrstown Disclosure Schedule, to the knowledge of Orrstown, neither Orrstown, any Orrstown Subsidiary, nor any property owned or operated by Orrstown or any Orrstown Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on the Orrstown Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or request for information from any Regulatory Authority, instituted or pending, or to the knowledge of Orrstown, threatened, or any investigation pending, relating to the liability of Orrstown or any Orrstown Subsidiary with respect to any property owned or operated by Orrstown or any Orrstown Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 3.12 - Information to be Supplied. The information to be supplied by Orrstown for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Orrstown filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and up to and including the date of the meeting of shareholders of FNB to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Orrstown for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

Section 3.13 - Securities Documents. The Securities Documents filed or to be filed by Orrstown under the Exchange Act at any time since December 31, 2004 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

Section 3.14 - Quality of Representations. The representations made by Orrstown in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01 - Conduct of FNB’s Business.

(a) From the date of this Agreement to the Closing Date, FNB will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of Orrstown. FNB will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FNB and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Orrstown in writing or as permitted or required by this Agreement, FNB will not:

(i) amend or change any provision of its articles of association or bylaws;

(ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FNB may pay a regular quarterly cash dividend out of current earnings, not to exceed the lesser of $0.45 per share of FNB Common Stock outstanding, or any amount permitted by FNB’s Regulatory Authorities. Nothing contained in this Section 4.01(a)(ii) or in any other Section of this Agreement shall be construed to permit FNB shareholders to receive two dividends either from FNB or from FNB and Orrstown in any quarter or to deny or prohibit them from receiving one dividend from FNB or Orrstown in any quarter and FNB shall cooperate with Orrstown to coordinate dividend payment dates and record dates in the quarter in which the Closing Date is anticipated to occur to achieve such results;

(iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FNB or FNB Subsidiaries in effect on the date hereof and provided to Orrstown prior to the date hereof, as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with FNB or any FNB Subsidiary except for: (A) routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount not to exceed 4.5% of the total FNB salary expense for the 2005 fiscal year; (B) annual bonuses in accordance with past practice and discretionary cash awards in an amount not to exceed seventy-five thousand seven hundred dollars ($75,700.00) in the aggregate; (C) other discretionary bonuses mutually agreed upon by Orrstown and FNB; and (D) discretionary contributions to FNB benefit plans mutually agreed upon by Orrstown and FNB.

(iv) merge or consolidate FNB with any other Person; sell or lease all or any substantial portion of the assets or business of FNB; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between FNB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by FNB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(v) sell or otherwise dispose of any asset of FNB other than in the ordinary course of business consistent with past practice; subject any asset of FNB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vi) take any action which would result in any of the representations and warranties of FNB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(vii) change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating FNB;

(viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FNB is a party, other than in the ordinary course of business, consistent with past practice;

(ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or amend any existing plan or arrangement;

(x) purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the FNB Disclosure Schedule;

(xii) except as set forth on the FNB Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

(xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

(xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which FNB is a party; or

(xv) agree to do any of the foregoing.

(b) For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FNB to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on the FNB Disclosure Schedule, without the prior written consent of Orrstown; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than the pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by FNB or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FNB of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 4.02 - Access; Confidentiality.

(a) From the date of this Agreement through the Closing Date, FNB shall afford to Orrstown and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the change of information, as Orrstown may reasonably request; and the officers of FNB will furnish any person making such investigation on behalf of Orrstown with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b) FNB and Orrstown each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, FNB shall permit employees of Orrstown reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of FNB, provided that nothing contained in this subparagraph shall be construed to grant Orrstown or any Orrstown employee any final decision-making authority with respect to such matters.

(d) If the transactions contemplated by this Agreement shall not be consummated, FNB and Orrstown will continue to comply with the terms of the confidentiality agreement dated October 26, 2005.

Section 4.03 - Regulatory Matters and Consents.

(a) FNB and Orrstown shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of FNB in connection with the meeting of shareholders of FNB to consider and approve the transactions contemplated hereby, and to be filed by Orrstown with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Orrstown shall, following the preparation thereof, file the Registration Statement with the SEC and FNB and Orrstown shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Orrstown will advise FNB, promptly after Orrstown receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Orrstown shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Orrstown will provide FNB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FNB may reasonably request.

(b) Orrstown and FNB will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

(c) FNB will furnish Orrstown with all information concerning FNB as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Orrstown to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Plan of Merger.

(d) Orrstown and FNB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e) Orrstown will promptly furnish FNB with copies of all written communications to, or received by Orrstown or any Orrstown Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

(f) Orrstown will take all action required to be taken by it in order to comply with any takeover disclosure or similar Law that may be applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 4.04 - Taking of Necessary Action. Orrstown and FNB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that FNB shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Orrstown, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger; provided that nothing herein contained shall preclude Orrstown or FNB or from exercising its rights under this Agreement.

Section 4.05 - Certain Agreements.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of FNB (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FNB or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by applicable law and the articles of association and by-laws of FNB. On or after the Effective Date, Orrstown shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FNB, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Orrstown which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FNB, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FNB as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FNB shall not be indemnified by Orrstown and/or Surviving Bank if such indemnification is prohibited by applicable law.

(b) Orrstown shall maintain FNB’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Orrstown’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Orrstown be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by FNB for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Orrstown shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c) Orrstown agrees to honor, and to cause the Surviving Bank in the Merger to honor, terms and conditions of all employment contracts and special termination agreements disclosed in the FNB Disclosure Schedule.

(d) In the event that Orrstown or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

Section 4.06 - No Other Bids and Related Matters. FNB shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined herein);

(b) Except as specifically provided in the second paragraph following subpart (c), enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

(c) Agree to or endorse any Acquisition Proposal.

FNB shall notify Orrstown as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

Notwithstanding the foregoing, it shall not be a breach of this Section 4.06 for the FNB board of directors to review and consider any unsolicited Acquisition Proposal, and/or to discuss the terms and negotiate with the Person making the unsolicited Acquisition Proposal, provided that the FNB board of directors shall have determined in its good faith judgment and after receipt of written advice of outside counsel that a failure to do so would constitute a breach of its fiduciary duties under applicable Law (provided that a copy of such written advice, together with written notice in reasonable detail as to any unsolicited Acquisition Proposal, shall be provided to Orrstown as promptly as practicable after receipt of the unsolicited Acquisition Proposal), provided that in doing so FNB, its officers, directors, shareholders, employees, investment banker, financial advisor, attorney, accountant or other representative do not otherwise breach this Section 4.06.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written or verbal communication) involving a Person other than Orrstown or an Affiliate of Orrstown for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of FNB, any FNB Subsidiary, or any other business combination involving FNB or any FNB Subsidiary; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of FNB or any FNB Subsidiary and as a result of such transaction, such Person would beneficially own 5% or more of the then outstanding shares or units of such class or series.

Section 4.07 - Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

Section 4.08 - Conduct of Orrstown’s Business. From the date of this Agreement to the Closing Date, Orrstown will use its reasonable good faith efforts to (i) preserve its and each Orrstown Subsidiary’s business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Orrstown and Orrstown Subsidiaries and others with whom business relationships exist.

Section 4.09 - Current Information.

(a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, FNB will deliver to Orrstown a balance sheet and a statement of operations, without related notes, for such month.

(b) FNB shall provide to Orrstown a copy of the minutes of any meeting of the board of directors of FNB, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

Section 4.10 - Undertakings by Orrstown and FNB.

(a) From and after the date of this Agreement, FNB shall:

(i) Voting by Directors. Use its best efforts to cause all members of FNB’s Board of Directors to vote all shares of FNB’s Common Stock beneficially owned by each such director in favor of this Agreement and to recommend approval of the Merger to shareholders of FNB and to otherwise support the Merger;

(ii) Phase I Environmental Audit. Permit Orrstown, if Orrstown elects to do so, at its own expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by FNB on the date hereof;

(iii) Approval of Plan of Merger. Approve the Plan of Merger and cause the execution and delivery of, the Plan of Merger;

(iv) Proxy Solicitor. If Orrstown requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of FNB shareholder approval of this Agreement;

(v) Outside Service Bureau Contracts. If requested to do so by Orrstown, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to FNB, on terms and conditions mutually acceptable to FNB and Orrstown;

(vi) Committee Meetings. Permit a representative of Orrstown, who is reasonably acceptable to FNB, to attend all committee meetings of FNB management including, without limitation, any loan or asset/liability committee;

(vii) List of Problem Loans. Within ten (10) days of the end of each month, provide Orrstown with a written list of (i) all loans of FNB classified by FNB or any regulatory authority as “Other Loans Specially Mentioned,” “Monitor,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or any other classification of similar import (ii) all commercial and mortgage loans of FNB classified as “non-accrual,” and (iii) all commercial loans of FNB classified as “in substance foreclosed.”

(viii) Reserves and Merger-Related Costs. Before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FNB to those of Orrstown (as such practices and methods are to be applied to FNB from and after the Closing Date) and Orrstown’s plans with respect to the conduct of the business of FNB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FNB, provided, however, that FNB shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Orrstown agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Orrstown of the writing referred to in the preceding clause, FNB shall provide Orrstown a written statement, certified without personal liability by the chief executive officer of FNB and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by FNB pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;

(ix) Shareholders’ Meeting. FNB shall take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the Board of Directors of FNB shall recommend that the shareholders of FNB approve this Agreement and the transactions contemplated hereby;

(x) Personnel Information. Deliver to Orrstown, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Orrstown and sorted as reasonably requested by Orrstown; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by Orrstown all personnel records;

(xi) Personnel Additions and Terminations. Advise and consult with Orrstown regarding the hiring or termination of any employee, provided that FNB shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Orrstown, which consent shall not be unreasonably withheld, delayed or conditioned;

(xii) Employment Policies. Deliver to Orrstown all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Orrstown with respect to such policies and practices and any others not covered by any such written materials;

(xiii) WARN Notices. Assist Orrstown as reasonably requested by it in connection with Orrstown providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

(xiv) Employment Law Claims. Inform Orrstown promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FNB under any Labor and Employment Law.

(xv) Updated Fairness Opinion. Use its best efforts to obtain an updated written opinion from Boenning to the effect that the Merger Consideration is fair to shareholders of FNB from a financial point of view, dated the date of the Prospectus/Proxy Statement, for inclusion in the Prospectus/Proxy Statement.

(b) From and after the date of this Agreement, Orrstown and FNB shall each:

(i) Identification of FNB’s Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of FNB;

(ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to FNB shareholders, FNB’s internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

(iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

(vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrual for taxes not yet due and payable.

Section 4.11 - Employee Benefits and Termination Benefits.

(a) Employee Benefits. As of the Effective Time, each employee of FNB who becomes an employee of Orrstown or of any Orrstown Subsidiary (including the Surviving Bank) shall be entitled to full credit for each year of service with FNB for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Orrstown’s, or as appropriate, in the Orrstown Subsidiary’s, employee benefit plans, programs and policies. Orrstown shall use the original date of hire by FNB in making these determinations. Subject to the other provisions of this Section 4.11(a) after the Effective Time, Orrstown may maintain, discontinue, amend, convert to, or merge with, an Orrstown or Orrstown Subsidiary plan any FNB benefit plan, subject to the plan’s provisions and applicable law.

(b) Severance Policy. Orrstown agrees to cause Surviving Bank to provide severance pay, as set forth below, to any full-time, active employee of FNB whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities in a location within a sixty (60) mile radius from such employee’s current work location with FNB) with Surviving Bank or any Orrstown Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with FNB, (ii) who has accepted an offer from Orrstown of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Orrstown may reasonably require, including Orrstown’s customary form of release and provided such employee does not leave employment with Orrstown or the Surviving Bank prior to the date the systems conversion occurs. The severance pay to be provided by the Surviving Bank under this subsection shall equal two (2) weeks’ pay for each full year of continuous service (determined based on the date of the employee’s commencement of employment with Orrstown) with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. For purposes of this Section 4.11(b), “Cause” shall mean termination because of the employee’s personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated FNB employees under this subsection are the only severance benefits payable by Orrstown or the Surviving Bank to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Orrstown, which employees shall be entitled to the termination benefits provided under FNB’s normal severance policies. The benefits payable to Orrstown’s employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Orrstown’s severance policies or programs then in effect.

(c) Intention regarding Future Employment. Orrstown shall use its reasonable best efforts to inform the employees of FNB at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with Surviving Bank following the Effective Date.

Section 4.12 - Orrstown Dividend. Subject to future earnings, financial condition and capital needs of Orrstown and its Subsidiaries and further subject to applicable regulatory restrictions relating to the payment of dividends, Orrstown shall, on or before March 31, 2006, approve a change in Orrstown’s dividend payout policy to increase the annual cash dividend from $.60 per share of Orrstown Common Stock to $.80 per share.

Section 4.13 - Affiliate Letter. FNB shall cause to be delivered to Orrstown, concurrently with the execution of this Agreement, the Letter Agreement attached hereto as Exhibit 2 (the “Letter Agreement”), executed by each director, officer and any Affiliate of FNB.

Section 4.14 – Orrstown Board. Upon the Effective Date, Orrstown shall cause the Orrstown board of directors to appoint Peter C. Zimmerman to a position on the Orrstown board of directors as a member of Class B. In the event Mr. Zimmerman does not complete the initial term to which he is appointed, Orrstown agrees to appoint a replacement of its choice from among the then serving directors of Surviving Bank (other than Kenneth R. Shoemaker).

ARTICLE V

CONDITIONS

Section 5.01 - Conditions to FNB’s Obligations under this Agreement. The obligations of FNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNB pursuant to Section 7.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Orrstown and Interim Bank to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Orrstown and Interim Bank; and FNB shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of Orrstown required by this Agreement to be performed by Orrstown at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Orrstown;

(c) Representations and Warranties. The representations and warranties of Orrstown set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Orrstown;

(d) Approvals of Regulatory Authorities. Orrstown shall have received all required approvals of Regulatory Authorities of the Merger and delivered copies thereof to FNB; and all notice and waiting periods required thereunder shall have expired or been terminated;

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f) No Material Adverse Effect. Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Orrstown;

(g) Officer’s Certificate. Orrstown shall have delivered to FNB a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

(h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i) Tax Opinion. FNB shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

Section 5.02 - Conditions to Orrstown’s Obligations under this Agreement. The obligations of Orrstown hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Orrstown pursuant to Section 7.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, FNB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by FNB and Orrstown shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of FNB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FNB;

(c) Representations and Warranties. The representations and warranties of FNB set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FNB;

(d) Approvals of Regulatory Authorities. Orrstown shall have received all required approvals of Regulatory Authorities for the Merger and all notice and waiting periods required thereunder shall have expired or been terminated;

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f) No Material Adverse Effect. Since December 31, 2004, there shall not have occurred any Material Adverse Effect with respect to FNB;

(g) Officer’s Certificate. FNB shall have delivered to Orrstown a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

(h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i) Tax Opinion. Orrstown shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(j) Opinion of Counsel for FNB. Orrstown shall have received an opinion dated the Closing Date from McNees, Wallace & Nurick, LLC, counsel to FNB, in substantially the form of Exhibit 4 hereto.

(k) Phase I Environmental Audit Results. The results of any “phase I environmental audit” conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Orrstown; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Orrstown must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) Orrstown may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on Orrstown.

(l) Employment Agreements. Each of Peter C. Zimmerman and Michael D. Amsler shall have executed and delivered to Orrstown an Employment Agreement with Orrstown and the Surviving Bank substantially in the form attached hereto as Exhibit 5 and Exhibit 6, respectively.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01 - Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By Orrstown or FNB:

(i) if the Closing Date shall not have occurred on or before September 30, 2006, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

(iii) unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

(c) By FNB or Orrstown if FNB’s shareholders fail to approve this Agreement at the meeting of FNB shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such meeting.

(d) By FNB if Boenning has notified FNB in writing that it is unable to issue to FNB a written opinion that the Merger Consideration is fair to shareholders of FNB from a financial point of view, dated not more than ten (10) days prior to the date definitively established by Orrstown, in its discretion, to mail the Prospectus/Proxy Statement; provided that

FNB shall have first provided to Orrstown written notice of its intention to terminate this Agreement pursuant to this Section 6.01(d) (together with a copy of Boenning’s notice) and within ten (10) Business Days after Orrstown’s receipt of such notice, FNB and Orrstown, after good faith negotiations, shall not have otherwise agreed in writing to modification of the Merger Consideration.

(e) By Orrstown if FNB enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(f) By FNB if FNB enters into any transaction described in (e) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by FNB’s directors under applicable Law.

(g) By Orrstown at any time prior to the Closing Date if (i) FNB shall have breached the provisions of Section 4.06 of this Agreement, (ii) the board of directors of FNB shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or recommended or endorsed an Acquisition Proposal or (iii) the board of directors of FNB shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger.

(h) At any time on or prior to the Effective Date, by FNB in writing if Orrstown has, or by Orrstown in writing if FNB has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Orrstown would have a Material Adverse Effect on Orrstown and in case of a breach referred to in subclause (i) or (ii) above by FNB would have a Material Adverse Effect on FNB, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes a Material Adverse Effect.

Section 6.02 - Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of Orrstown or FNB to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 – Expenses and Other Fees.

(a) Except as set forth in Section 7.01(b) and (c) each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount FNB shall be liable to Orrstown for Expenses pursuant to this Section 7.01(b) shall be $250,000, and the maximum amount Orrstown shall be liable to FNB for Expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c) If FNB fails to complete the Merger after the occurrence of one of the following events and Orrstown shall not be in material breach of this Agreement, FNB shall immediately pay Orrstown a fee of one million five hundred thousand dollars ($1,500,000):

(i) A Person other than Orrstown or an Affiliate of Orrstown:

(A) Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of FNB Common Stock; or

(B) Enters into an agreement, letter of intent or memorandum of understanding with FNB pursuant to which such Person or any Affiliate of such Person would:

(1) Merge or consolidate, or enter into any similar transaction, with FNB;

(2) Acquire all or substantially all of the assets or liabilities of FNB; or

(3) Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 10% or more of the then outstanding shares of FNB Common Stock; or

(ii) FNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (c)(i)(B) above; or

(iii) The FNB shareholders vote but fail to approve the Merger at the FNB shareholders meeting, or the FNB shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(A) The FNB board of directors shall have withdrawn or modified its recommendation that FNB shareholders approve the Merger and adopt this Agreement;

(B) There has been an announcement by a Person other than Orrstown or an Affiliate of Orrstown, of an offer or proposal to acquire 10% or more of the FNB Common Stock then outstanding, or to acquire, merge, or consolidate with FNB, or to purchase all or substantially all of FNB’s assets and, within twenty-four (24) months of such announcement FNB enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with FNB or to purchase all or substantially all of FNB’s assets;

(C) Any director or executive officer of FNB or other persons who have signed a Letter Agreement shall have failed to maintain continued ownership of the shares of FNB Common Stock over which he, she or they exercise sole or shared voting power, except as permitted by the Letter Agreement; or

(D) Any director or executive officer of FNB or other person who has signed a Letter Agreement shall have failed to vote at the FNB shareholders meeting the shares of FNB Common Stock over which he or she exercises sole or shared voting power except as permitted by the Letter Agreement.

(iv) This Agreement is terminated pursuant to Section 6.01(e), (f) or (g).

Section 7.02 - Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.03(f), 1.03(g), 4.05, and 4.11 which will survive the Merger, shall terminate on the Closing Date.

Section 7.03 - Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of FNB have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of FNB Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 - Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.03(f), 1.03(g), 4.05, and 4.11.

Section 7.05 - No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 - Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to Orrstown, to:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

Attention: Kenneth R. Shoemaker, President & CEO

Telecopy No.: (717) 532-4143

with a copy to:

Rhoads & Sinon LLP

One South Market Square, 12th Floor

Harrisburg, Pennsylvania 17108-1146

Attention: Dean H. Dusinberre, Esquire

Telecopy No.: (717) 231-6676

(b)	If to FNB, to:

The First National Bank of Newport

Center Square

Newport, Pennsylvania 17074

Attention: Peter C. Zimmerman, President & CEO

Telecopy No.: (717) 567-7609

with copies to:

McNees, Wallace & Nurick, LLC

100 Pine Street

Harrisburg, Pennsylvania 17108

Attention: W. Jeffry Jamouneau, Esquire

Telecopy No: (717) 237-5300

Section 7.07 - Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 - Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09 - Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 - Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Kenneth R. Shoemaker
Kenneth R. Shoemaker, President and CEO

THE FIRST NATIONAL BANK OF NEWPORT

By:	/s/ Peter C. Zimmerman
Peter C. Zimmerman, President and CEO

EXHIBIT 1

FORM OF PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER (“Plan of Merger”) dated as of                          , 2006, is by and between [INTERIM BANK], a national banking association (“Interim Bank”), and THE FIRST NATIONAL BANK OF NEWPORT, a national banking association (“First National Bank”).

BACKGROUND

1. [Interim Bank] is a wholly-owned subsidiary of Orrstown Financial Services, Inc., a Delaware corporation (“Orrstown”). The authorized capital stock of [Interim Bank] consists of              shares of common stock, par value $             per share (“[Interim Bank] Common Stock”), of which at the date hereof              shares are issued and outstanding.

2. First National Bank is a national banking association. The authorized capital stock of First National Bank consists of 2,000,000 shares of common stock, par value $1.00 per share (“First National Bank Common Stock”), of which at the date hereof 400,000 shares are issued and outstanding.

3. The respective Boards of Directors of [Interim Bank] and First National Bank deem the merger of First National Bank with and into [Interim Bank], pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of [Interim Bank] and First National Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Orrstown and FNB have adopted resolutions approving an Agreement and Plan of Reorganization dated as of November __, 2005 (the “Agreement”), between Orrstown and First National Bank, pursuant to which this Plan of Merger is being executed by [Interim Bank] and First National Bank.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, [Interim Bank] and First National Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof): First National Bank shall merge with and into [Interim Bank]; the separate existence of First National Bank shall cease; and [Interim Bank] shall be the surviving association under the name and title “The First National Bank of Newport” (such transaction referred to herein as the “Merger” and [Interim Bank], as the surviving corporation in the Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of First National Bank, and shall be located at Center Square, Newport, Pennsylvania 17074, and its legally established branches, which shall include all of the branch offices of First National Bank.

ARTICLE II

ARTICLES OF ASSOCIATION AND BY-LAWS

On and after the Effective Date of the Merger, the articles of association and by-laws of the Surviving Bank in the Merger, under the name and title “The First National Bank of Newport,” shall be in the form attached hereto as Exhibit A and Exhibit B, until thereafter altered, amended or repealed.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. On and after the Effective Date of the Merger, the Board of Directors of [Interim Bank] as the Surviving Bank in the Merger shall consist of those persons who were the directors of First National Bank immediately prior to the Effective Date and Kenneth R. Shoemaker. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of association and by-laws of the Surviving Bank. The names and addresses of the directors are:

Name	Residence Address

3.2 Officers. On and after the Effective Date of the Merger, the officers of First National Bank duly elected and holding office immediately prior to such Effective Date shall be the officers of [Interim Bank], as the Surviving Bank in the Merger.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of [Interim Bank]. Each share of [Interim Bank] Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2 Stock of First National Bank. Each share of First National Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be converted into and become the right to receive cash and shares of common stock, no par value, of Orrstown or be canceled, all in accordance with the Agreement.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date and at the time specified in the certificate to be issued by the Office of the Comptroller of the Currency approving this Merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: the separate existence of First National Bank shall cease; the principal and branch offices of First National Bank shall become the principal and authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of [Interim Bank] and First National Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of [Interim Bank] and First National Bank to effect the Merger shall be subject to the satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement. In addition, the Merger shall be conditioned on receipt of the required approval of the Office of the Comptroller of the Currency.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	[INTERIM BANK]

By:
Secretary		Kenneth R. Shoemaker, President
(SEAL)

ATTEST:	THE FIRST NATIONAL BANK NEWPORT

By:
, Secretary		Peter C. Zimmerman, President and CEO
(SEAL)

COMMONWEALTH OF PENNSYLVANIA	:
	:	SS:
COUNTY OF	:

On this              day of                     , 2006, before me, a Notary Public for the State and County aforesaid, personally came Kenneth R. Shoemaker as President, and                              as Secretary, of [Interim Bank], and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said institution and the seal affixed thereto to be its seal; and came also a majority of the Board of Directors of said institution, and each of them acknowledged said instrument to be the act and deed of said institution and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

COMMONWEALTH OF PENNSYLVANIA	:
	:	SS:
COUNTY OF	:

On this              day of                     , 2006, before me, a Notary Public for the State and County aforesaid, personally came Peter C. Zimmerman as President, and                                  as Secretary, of The First National Bank of Newport, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

EXHIBIT 2

FORM OF AFFILIATE LETTER

November     , 2005

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Gentlemen:

Orrstown Financial Services, Inc. (“Orrstown”) and The First National Bank of Newport (“FNB”) desire to enter into an Agreement and Plan of Reorganization dated as of November __, 2005 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) FNB will merge with and into Interim Bank, a wholly-owned subsidiary of Orrstown with Interim Bank surviving the merger and (b) shareholders of FNB will receive common stock of Orrstown and cash in exchange for common stock of FNB outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).

Orrstown has required, as a condition to its execution and delivery to FNB of the Agreement, that the undersigned, being a director, executive officer and/or major shareholder of FNB, execute and deliver to Orrstown this Letter Agreement.

The undersigned, in order to induce Orrstown to execute the Agreement, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FNB called to vote for approval of the Agreement and the Merger so that all shares of common stock of FNB then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FNB) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving FNB and any other person other than Orrstown or an Affiliate of Orrstown;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FNB, to approve or adopt the Agreement;

(c) Agrees to recommend the Merger to shareholders of FNB and, subject to subparagraph (i) below, not to withdraw or modify such recommendation if the undersigned is a member of the Board of Directors of FNB, and to otherwise use reasonable best efforts to cause the Merger to be completed;

(d) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of FNB held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Orrstown;

(e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Orrstown received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such Orrstown common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Orrstown or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission issued to the undersigned for such purpose, is not required to be registered under the Securities Act; and acknowledges and agrees that Orrstown is under no obligation to register the sale, transfer or other disposition of Orrstown common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

(f) Agrees that neither FNB nor Orrstown shall be bound by any attempted sale of any shares of FNB common stock or Orrstown common stock, respectively, and Orrstown’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Orrstown common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

(g) Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of Orrstown common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest;

(h) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(i) It is understood and agreed that the provisions of subparagraphs (a), (b) and (c) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FNB common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of FNB. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FNB common stock held or controlled by the undersigned as of the date hereof.

The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Orrstown, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Orrstown shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Orrstown for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Orrstown by signing and returning to Orrstown a counterpart hereof.

Very truly yours,

Name:

Accepted as of this day of
November, 2005:

By:

EXHIBIT 3

FORM OF TAX OPINION

Orrstown and FNB shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provision of the IRC:

(1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

(2) Orrstown and FNB will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

(3) No gain or loss will be recognized by Orrstown or FNB as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

(4) Each FNB shareholder who receives Orrstown common stock and cash (other than cash in lieu of a fractional share interest in Orrstown common stock) in exchange for the shareholder’s shares of FNB common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

(5) Each FNB shareholder’s aggregate tax basis in any shares of Orrstown common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of FNB common stock the FNB shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

(6) Each FNB shareholder’s holding period in any shares of Orrstown common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of FNB common stock surrendered in exchange therefor were held.

In rendering such opinion, counsel will be entitled to receive and reply upon customary certificates and representation of officers of Orrstown and FNB.

EXHIBIT 4

FORM OF OPINION OF FNB COUNSEL

Orrstown shall have received from counsel to FNB an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

(a) FNB has full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FNB, and the Agreement and the Plan constitute valid and legally binding obligations, in accordance with their respective terms, of FNB, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conversatorship, and other laws affecting creditors’ rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.

(b) Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, no compliance by FNB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of FNB, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FNB is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of FNB, except such material lien, instrument or obligation that has been disclosed to Orrstown pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the National Bank Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to FNB which, in our experience, is typically applicable to transactions of the type contemplated by the Agreement.

(c) FNB is a validly existing national bank organized and in good standing under the laws of the United States of America. The deposits of FNB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

(d) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which FNB is a party which would, if determined adversely to FNB, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of FNB taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

(e) To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by FNB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

EXHIBIT 5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of                          , 2006, between ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania corporation (“Orrstown”), [SURVIVING BANK], a national banking association (the “Bank”) and PETER C. ZIMMERMAN, an adult individual (the “Executive”).

WHEREAS, Bank is a wholly-owned bank subsidiary of Orrstown.

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of November __, 2005, between Orrstown and The First National Bank of Newport (“FNB”), FNB will merge with and into Bank, with Bank surviving the merger (the “Merger”); and

WHEREAS, Executive is currently President and Chief Executive Officer of FNB; and

WHEREAS, upon the effective date of the merger, the Bank desires to employ the Executive as President and Chief Executive Officer of the Bank under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in such capacity under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of one (1) year beginning                          , 2006 and ending                          , 2007, unless sooner terminated as hereinafter provided (the “Term”).

2. POSITION AND DUTIES. During the Term, the Executive shall serve as President and Chief Executive Officer of the Bank and shall perform such duties as are assigned to him by the Bank’s board of directors and shall assist in the orderly consolidation of FNB’s business with Orrstown by performing such other duties and accepting such other responsibilities as Orrstown shall reasonably request, and have such powers and duties as are generally consistent with such position.

3. EXTENT OF SERVICE. During the Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. Under no circumstance, during the Term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits directly or indirectly, as principal, agent, employee, proprietor, stockholder, or in any other capacity, or participate in the ownership, management, operation or control, or have any interest of any nature whatsoever in, any bank, thrift institution, or other depository institution or financial services business, or any organization, corporation, firm or business affiliated therewith, that is engaged in any business of the nature now or hereafter conducted by the Bank, its divisions, subsidiaries or affiliates, except that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than three (3%) percent of (i) any class of securities registered under the Securities Exchange Act of 1934, as amended, or (ii) any other security approved in writing by Orrstown with specific reference to this paragraph of this Agreement; provided that in each of cases (i) and (ii), such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly manages or exercises control of the issuer of any such securities, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising her rights as a shareholder, or seek to do any of the foregoing. Executive shall not be precluded, however, upon written notification to Orrstown, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in Orrstown’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank.

4. COMPENSATION.

(a) Base Salary. During the Term, the Bank shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $115,000.00. The Base Salary shall be payable by the Bank to the Executive, less applicable deductions and withholdings, in accordance with the Bank’s payroll policies and practices as in effect from time to time during the term of this Agreement.

(b) Stay Bonus. If Executive continues to be employed by the Bank on                          , 2007, the Bank shall pay Executive a bonus of $10,000 (the “Stay Bonus”). The Stay Bonus shall be paid to Executive by check, net of all applicable withholding taxes.

5. EMPLOYEE BENEFITS.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all employee benefit plans of the Bank as presently in effect or modified from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Bank including, but not limited to, any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance plan or disability insurance plan, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation. Executive acknowledges and agrees that the Bank may at its discretion, add to, eliminate or change its plans and arrangements at any time and from time to time and that such changes shall not limit or affect the enforceability of any of the covenants, terms or condition of this Agreement. Executive further acknowledges and agrees that Orrstown and/or its affiliates may have employee benefit plans that are separate from and may provide different and/or greater benefits than the employee benefit plans of the Bank and that Executive is not, by virtue of this Agreement and/or his employment with the Bank, entitled to participate in any such plans.

(b) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the policies of the Bank as may be applicable to officers of Executive’s rank employed by the Bank.

(c) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (as determined in accordance with the policies and procedures established by the board of directors of the Bank) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy.

6. CONFIDENTIALITY. During the Term and at all times thereafter, the Executive agrees to keep secret and treat confidentially, and not to disclose to third parties or use in a manner contrary to the interests of the Bank and/or Orrstown, all confidential information and trade secrets of the Bank, Orrstown, and/or any affiliates of Orrstown, (the “Confidential Information”) including, without limitation, information pertaining to services, products, improvements, processes, methods of doing business, business practices, customer lists, prospective customers and customer account information; and operations, sales, and sales and marketing strategies that are proprietary to the Bank, Orrstown, and/or an affiliates of Orrstown; designs or styles; sources of supply, costs, expenses, overhead, profit and loss information, research and development information, intellectual property and prototypes, salary information, personnel information, and all other confidential information compiled or maintained internally by the Bank and/or Orrstown concerning its business operations and activities. After Executive’s employment with the Bank terminates, Executive agrees to immediately return to the Bank, without making any copies, all documents, records, notes, memoranda, journals, photocopies, computer files, e-mails, computer reports, and intellectual property, made or obtained by the Executive in the course of his employment with the Bank pertaining to or containing any of the Confidential Information, as well as any other property of the Bank within Executive’s possession including, but not limited to, keys, keycards, credit cards, computers, files, etc. Executive acknowledges that each of the Bank and Orrstown regards it to be vital to its interests that its Confidential Information be safeguarded by its employees. Executive understands that this Agreement confirms that a confidential relationship between Executive and each of the Bank and Orrstown exists, and that Executive has a duty under the law not to breach this confidential relationship by disclosing or using the Confidential Information in a manner that is adverse to the interests of the Bank or Orrstown. Executive further understands that the Bank relies upon Executive honoring such duty of confidence when the Bank entrusts Executive with access to the Confidential Information.

7. NON-SOLICITATION. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Orrstown and the Bank and accordingly agrees that during the Term and for a period of one (1) year thereafter, he shall not:

(i) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit, directly or indirectly, the business of current or former customers of the Bank or of FNB; or

(ii) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit or induce, directly or indirectly, current or former employees of the Bank, Orrstown, or their respective affiliates, to leave such employment.

8. REMEDIES FOR BREACH OF CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. Executive acknowledges that the unauthorized disclosure or use of any of the Confidential Information, or the breach of the non-solicitation provisions of this Agreement, shall give rise to irreparable harm to the Bank and Orrstown, inadequately compensable in monetary damages. Accordingly, Executive agrees that the Bank and/or Orrstown may seek and obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available.

9. NOTIFICATION OF CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS. During the Term and for the period during which such restrictions remain effective upon him, Executive agrees to inform any prospective employer of the existence of the Confidentiality and Non-Solicitation provisions of this Agreement.

10. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) The Executive and the Bank hereby agree that this Agreement and the employment relationship shall immediately terminate upon:

(i) Executive’s death; or

(ii) Written notice of termination for “Cause” given by the Bank to Executive. “Cause” shall mean: (1) the engaging by the Executive in serious misconduct injurious to the Bank, or (2) the violation by the Executive of the provisions of Sections 3, 6, or 7 of this Agreement, or (3) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (4) the Executive’s breach of a fiduciary duty to the Bank involving personal profit, or (5) the violation by Executive of any law, rule or regulation governing banks or bank officers, or any final and unappealable cease and desist order issued by any regulatory authority, court or other body having jurisdiction over the Bank or Orrstown, any of which, directly and materially harms the business of the Bank, or (6) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Bank.

(b) Upon termination of this Agreement pursuant to Section 10(a), or by Executive in the absence of a breach of this Agreement by Bank, the Bank shall pay the Executive his Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.

(c) Upon termination of this Agreement by Bank without Cause, the Bank shall pay to Executive as liquated damages, the Stay Bonus and the balance of the Base Salary (minus applicable taxes and withholdings) and benefits he would have received under this Agreement had his employment not been terminated by the Bank; provided that if the Bank is not able to continue Executive on its health plan on the basis it was doing prior to Executive’s termination, the Bank shall pay Executive’s health insurance continuation premium (“COBRA”) for the duration of Executive’s COBRA coverage period or                          , 2007, whichever is earlier.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to the other party to this Agreement, the injured party may recover from the party breaching the Agreement only those damages as are set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to leave been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Peter C. Zimmerman
________________________
________________________

If to the Bank:	Orrstown Financial Services, Inc.
77 E. King Street
Shippensburg, PA 17527
Attn: Kenneth R. Shoemaker, President and Chief Executive Officer

With a required
copy to:	Dean H. Dusinberre, Esquire
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank, Orrstown, and any of their respective successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.

14. FAIRNESS AND SEVERABILITY. Executive acknowledges that the provisions contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the employment relationship between the Executive and the Bank. Executive agrees, however, that in the event a court of competent jurisdiction should decline to enforce a provision of this Agreement in accordance with its express terms, the provision shall be deemed modified to that which the court shall find enforceable. In addition, all of the provisions contained in this Agreement are severable. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

15. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

16. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if he survives her, or (ii) his estate if his spouse does not survive him.

17. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representative, the day and year above mentioned.

Peter C. Zimmerman

[SURVIVING BANK]

By:
Name:
Title:

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Kenneth R. Shoemaker, President

EXHIBIT 6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of                          , 2006, between ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania corporation (“Orrstown”), [SURVIVING BANK], a national banking association (the “Bank”) and MICHAEL D. AMSLER, an adult individual (the “Executive”).

WHEREAS, Bank is a wholly-owned bank subsidiary of Orrstown.

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of November     , 2005, between Orrstown and The First National Bank of Newport (“FNB”), FNB will merge with and into Bank, with Bank surviving the merger (the “Merger”); and

WHEREAS, Executive is currently Vice President and Chief Lending Officer of FNB; and

WHEREAS, upon the effective date of the merger, the Bank desires to employ the Executive as Vice President and Chief Lending Officer of the Bank under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in such capacity under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of one (1) year beginning                          , 2006 and ending                          , 2007, unless sooner terminated as hereinafter provided (the “Term”).

2. POSITION AND DUTIES. During the Term, the Executive shall serve as Vice President and Chief Lending Officer of the Bank and shall perform such duties as are assigned to him by the Bank’s board of directors and shall assist in the orderly consolidation of FNB’s business with Orrstown by performing such other duties and accepting such other responsibilities as Orrstown shall reasonably request, and have such powers and duties as are generally consistent with such position.

3. EXTENT OF SERVICE. During the Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. Under no circumstance, during the Term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits directly or indirectly, as principal, agent, employee, proprietor, stockholder, or in any other capacity, or participate in the ownership, management, operation or control, or have any interest of any nature whatsoever in, any bank, thrift institution, or other depository institution or financial services business, or any organization, corporation, firm or business affiliated therewith, that is engaged in any business of the nature now or hereafter conducted by the Bank, its divisions, subsidiaries or affiliates, except that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than three (3%) percent of (i) any class of securities registered under the Securities Exchange Act of 1934, as amended, or (ii) any other security approved in writing by Orrstown with specific reference to this paragraph of this Agreement; provided that in each of cases (i) and (ii), such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly manages or exercises control of the issuer of any such securities, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising her rights as a shareholder, or seek to do any of the foregoing. Executive shall not be precluded, however, upon written notification to Orrstown, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in Orrstown’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank.

4. COMPENSATION.

(a) Base Salary. During the Term, the Bank shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $70,000.00. The Base Salary shall be payable by the Bank to the Executive, less applicable deductions and withholdings, in accordance with the Bank’s payroll policies and practices as in effect from time to time during the term of this Agreement.

(b) Stay Bonus. If Executive continues to be employed by the Bank on                          , 2007, the Bank shall pay Executive a bonus of $7,500 (the “Stay Bonus”). The Stay Bonus shall be paid to Executive by check, net of all applicable withholding taxes.

5. EMPLOYEE BENEFITS.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all employee benefit plans of the Bank as presently in effect or modified from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Bank including, but not limited to, any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance plan or disability insurance plan, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation. Executive acknowledges and agrees that the Bank may at its discretion, add to, eliminate or change its plans and arrangements at any time and from time to time and that such changes shall not limit or affect the enforceability of any of the covenants, terms or condition of this Agreement. Executive further acknowledges and agrees that Orrstown and/or its affiliates may have employee benefit plans that are separate from and may provide different and/or greater benefits than the employee benefit plans of the Bank and that Executive is not, by virtue of this Agreement and/or his employment with the Bank, entitled to participate in any such plans.

(b) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the policies of the Bank as may be applicable to officers of Executive’s rank employed by the Bank.

(c) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (as determined in accordance with the policies and procedures established by the board of directors of the Bank) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy.

6. CONFIDENTIALITY. During the Term and at all times thereafter, the Executive agrees to keep secret and treat confidentially, and not to disclose to third parties or use in a manner contrary to the interests of the Bank and/or Orrstown, all confidential information and trade secrets of the Bank, Orrstown, and/or any affiliates of Orrstown, (the “Confidential Information”) including, without limitation, information pertaining to services, products, improvements, processes, methods of doing business, business practices, customer lists, prospective customers and customer account information; and operations, sales, and sales and marketing strategies that are proprietary to the Bank, Orrstown, and/or an affiliates of Orrstown; designs or styles; sources of supply, costs, expenses, overhead, profit and loss information, research and development information, intellectual property and prototypes, salary information, personnel information, and all other confidential information compiled or maintained internally by the Bank and/or Orrstown concerning its business operations and activities. After Executive’s employment with the Bank terminates, Executive agrees to immediately return to the Bank, without making any copies, all documents, records, notes, memoranda, journals, photocopies, computer files, e-mails, computer reports, and intellectual property, made or obtained by the Executive in the course of his employment with the Bank pertaining to or containing any of the Confidential Information, as well as any other property of the Bank within Executive’s possession including, but not limited to, keys, keycards, credit cards, computers, files, etc. Executive acknowledges that each of the Bank and Orrstown regards it to be vital to its interests that its Confidential Information be safeguarded by its employees. Executive understands that this Agreement confirms that a confidential relationship between Executive and each of the Bank and Orrstown exists, and that Executive has a duty under the law not to breach this confidential relationship by disclosing or using the Confidential Information in a manner that is adverse to the interests of the Bank or Orrstown. Executive further understands that the Bank relies upon Executive honoring such duty of confidence when the Bank entrusts Executive with access to the Confidential Information.

7. NON-SOLICITATION. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Orrstown and the Bank and accordingly agrees that during the Term and for a period of one (1) year thereafter, he shall not:

(i) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit, directly or indirectly, the business of current or former customers of the Bank or of FNB; or

(ii) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit or induce, directly or indirectly, current or former employees of the Bank, Orrstown, or their respective affiliates, to leave such employment.

8. REMEDIES FOR BREACH OF CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. Executive acknowledges that the unauthorized disclosure or use of any of the Confidential Information, or the breach of the non-solicitation provisions of this Agreement, shall give rise to irreparable harm to the Bank and Orrstown, inadequately compensable in monetary damages. Accordingly, Executive agrees that the Bank and/or Orrstown may seek and obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available.

9. NOTIFICATION OF CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS. During the Term and for the period during which such restrictions remain effective upon him, Executive agrees to inform any prospective employer of the existence of the Confidentiality and Non-Solicitation provisions of this Agreement.

10. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) The Executive and the Bank hereby agree that this Agreement and the employment relationship shall immediately terminate upon:

(i) Executive’s death; or

(ii) Written notice of termination for “Cause” given by the Bank to Executive. “Cause” shall mean: (1) the engaging by the Executive in serious misconduct injurious to the Bank, or (2) the violation by the Executive of the provisions of Sections 3, 6, or 7 of this Agreement, or (3) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (4) the Executive’s breach of a fiduciary duty to the Bank involving personal profit, or (5) the violation by Executive of any law, rule or regulation governing banks or bank officers, or any final and unappealable cease and desist order issued by any regulatory authority, court or other body having jurisdiction over the Bank or Orrstown, any of which, directly and materially harms the business of the Bank, or (6) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Bank.

(b) Upon termination of this Agreement pursuant to Section 10(a), or by Executive in the absence of a breach of this Agreement by Bank, the Bank shall pay the Executive his Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.

(c) Upon termination of this Agreement by Bank without Cause, the Bank shall pay to Executive as liquated damages, the Stay Bonus and the balance of the Base Salary (minus applicable taxes and withholdings) and benefits he would have received under this Agreement had his employment not been terminated by the Bank; provided that if the Bank is not able to continue Executive on its health plan on the basis it was doing prior to Executive’s termination, the Bank shall pay Executive’s health insurance continuation premium (“COBRA”) for the duration of Executive’s COBRA coverage period or                          , 2007, whichever is earlier.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to the other party to this Agreement, the injured party may recover from the party breaching the Agreement only those damages as are set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to leave been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Michael D. Amsler
_______________________
_______________________

If to the Bank:	Orrstown Financial Services, Inc.
77 E. King Street
Shippensburg, PA 17527
Attn: Kenneth R. Shoemaker, President and Chief Executive Officer

With a required
copy to:	Dean H. Dusinberre, Esquire
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank, Orrstown, and any of their respective successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.

14. FAIRNESS AND SEVERABILITY. Executive acknowledges that the provisions contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the employment relationship between the Executive and the Bank. Executive agrees, however, that in the event a court of competent jurisdiction should decline to enforce a provision of this Agreement in accordance with its express terms, the provision shall be deemed modified to that which the court shall find enforceable. In addition, all of the provisions contained in this Agreement are severable. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

15. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

16. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if he survives her, or (ii) his estate if his spouse does not survive him.

17. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representative, the day and year above mentioned.

Michael D. Amsler

[SURVIVING BANK]

By:
Name:
Title:

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Kenneth R. Shoemaker, President